EXHIBIT 99.1

NEWS
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Columbia Laboratories Comments on FDA Decision on Adeza’s Gestiva

Columbia’s PROCHIEVE 8% being studied in Largest-ever Preterm Birth Prevention Clinical Trial

Columbia will announce Study Results in mid- First Quarter 2007

COLUMBIA LABORATORIES, INC 354 Eisenhower Parkway Plaza I, Second Floor Livingston, NJ 07039 TEL: (973) 994-3999 FAX: (973) 994-3001
LIVINGSTON, NJ — October 23, 2006 — The U.S. Food and Drug Administration (“FDA”) has issued an approvable letter to Adeza Biomedical for their synthetic progestogen, 17-alpha-hydroxyprogesterone caproate (trademarked “Gestiva”), Adeza’s candidate for prevention of recurrent preterm birth. Final FDA action is subject to the completion of an additional animal study and certain other conditions.

Commenting on FDA’s action, Robert S. Mills, president and chief executive officer of Columbia Laboratories (NASDAQ: CBRX), stated, “This result underscores the FDA’s stated policy that a single clinical study can be sufficient for approval if the study shows a meaningful effect on mortality, irreversible morbidity, or prevents a medical condition with a potentially serious outcome, and confirmation of the result in a second trial would be logistically impossible or ethically unacceptable, which is favorable for Columbia.”

“We are not surprised the FDA would require additional animal studies of 17-alpha-hydroxyprogesterone caproate given the high level of fetal toxicity of this synthetic progestin in a previously conducted study in monkeys. In contrast, PROCHIEVE 8%, Columbia’s natural progesterone candidate to prevent recurrent preterm birth, has been on the market for use during the first trimester of pregnancy for nine years and is commercially available today. We have a substantial database demonstrating the safety of our product in pregnant women during that very crucial first trimester.”

“We eagerly await the opportunity, in early 2007, to announce results of our PROCHIEVE preterm study and, if results are positive, to submit the application for a label indication with the FDA in mid-2007, and to provide a recognized, safe, natural progesterone that is easily self-administered by mothers who are at risk for preterm birth,” concluded Mills.

In a study in rhesus monkeys, all rhesus fetuses exposed to 1 and 10 times the human dose equivalent of 17-alpha-hydroxyprogesterone caproate died in utero. This study, entitled “Embriotoxicity of sex steroidal hormones in nonhuman primates: II. Hydroxyprogesterone caproate, estradiol valerate.” was conducted by Hendrixckx AG, et al. and published in the journal Teratology in February 1987.

About PROCHIEVE ® 8%

PROCHIEVE® 8% (progesterone gel) is a bioadhesive product that utilizes Columbia’s proprietary Bioadhesive Delivery System (BDS) to deliver natural progesterone vaginally in a convenient and patient-friendly, pre-filled, tampon-like applicator. By using a non-immunogenic (hypo-allergenic) bioadhesive polymer designed to adhere to the vaginal tissue, PROCHIEVE® 8% promotes controlled and sustained absorption of progesterone and minimizes leakage, a side effect commonly seen with vaginal suppositories. As a result, the product does not restrict normal activities.

PROCHIEVE® 8% contains 90 mg of natural progesterone. It is FDA approved for progesterone supplementation or replacement as part of an Assisted Reproductive Technology (ART) treatment for infertile women with progesterone deficiency and for the treatment of secondary amenorrhea, and is safe for use during pregnancy.

The most common side effects of PROCHIEVE® 8% include breast enlargement, constipation, somnolence, nausea, headache, and perineal pain. PROCHIEVE® 8% is contraindicated in patients with active thrombophlebitis or thromboembolic disorders, or a history of hormone-associated thrombophlebitis or thromboembolic disorders, missed abortion, undiagnosed vaginal bleeding, liver dysfunction or disease, and known or suspected malignancy of the breast or genital organs.

For more information, please visit www.prochieve8.com.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of reproductive healthcare and endocrinology products that use its novel BDS technology. Columbia markets PROCHIEVE® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency and PROCHIEVE® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company also markets STRIANT® (testosterone buccal system) for the treatment of hypogonadism in men. The Company recently completed enrollment in a large-scale pivotal Phase III study to evaluate the possible utility of PROCHIEVE® 8% in the prevention of recurrent preterm birth. This randomized, double-blind, placebo-controlled trial is the largest preterm prevention trial ever undertaken, and involves 669 patients at more than 60 centers globally. The Company’s additional research and development programs include a vaginally-administered lidocaine product to treat dysmenorrhea. For more information, please visit www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, certain statements of Columbia Laboratories, Inc.’s expectations made in this press release, including those regarding the timing and potential results of the Company’s PROCHIEVE® preterm clinical research program, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties. Those statements include statements regarding the intent, belief or current expectations of Columbia Laboratories and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. Given these uncertainties, investors should not place undue reliance on these forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following: the successful marketing of PROCHIEVE® 8% (progesterone gel), PROCHIEVE® 4% (progesterone gel), and STRIANT® (testosterone buccal tablet) in the U.S.; whether PROCHIEVE is dispensed to patients of physicians on Serono’s target list of fertility specialists at a rate of less than 10% the amount of Crinone® dispensed to those patients as further described in the Company’s annual report on Form 10-K; the timing and size of orders for out-licensed products from our marketing partners; the timely and successful completion of clinical studies, including the PROCHIEVE® 8% study for preventing preterm birth; success in obtaining acceptance and approval of new products and indications for current products by the FDA and international regulatory agencies, including acceptance and approval of an indication for preventing preterm delivery for PROCHIEVE® 8% from the FDA; the timely and successful development of products; the impact of competitive products and pricing; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia’s reports filed with the Securities and Exchange Commission. Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

PROCHIEVE®, Crinone® and STRIANT® are registered trademarks of Columbia Laboratories, Inc.

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